Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3ASR No. 333-194030) of Berry Plastics Group, Inc., and

(2)	Registration Statement (Form S-8 No. 333-184522) pertaining to the Berry Plastics Group, Inc. 2006 Equity Incentive Plan and the Berry Plastics Group, Inc. 2012 Long-Term Incentive Plan; and

(3)	Registration Statement (Form S-8 No. 333-203173) pertaining to the Berry Plastics Group, Inc. 2015 Long-Term Incentive Plan;

of our reports dated November 21, 2017, with respect to the consolidated financial statements of Berry Global Group, Inc. (formerly known as Berry Plastics Group, Inc.) and the effectiveness of internal control over financial reporting of Berry Global Group, Inc. included in this Annual Report (Form 10-K) of Berry Global Group, Inc. for the year ended September 30, 2017.

Indianapolis, Indiana November 21, 2017	/s/ Ernst &Young LLP